Exhibit 99



                         Contact:     Media Relations      Investor Relations
                                      Jim Badenhausen      William Pike
                                      212-761-4472         212-761-0008


                                                         For Immediate Release
[LOGO OMITTED] Morgan Stanley



Erskine B. Bowles Elected to Board of Morgan Stanley

Brings Extensive Experience from Three Decades of Success in Financial Services Industry and Distinguished Record of Public Service

NEW YORK, December 2, 2005 - Morgan Stanley (NYSE: MWD) announced that its Board of Directors today elected Erskine B. Bowles to serve on the company's Board. Mr. Bowles, who has three decades of experience in the financial services industry, is the President-Elect of the University of North Carolina and previously served as White House Chief of Staff. His election brings the number of independent directors on the Board to 10 and the total number of Morgan Stanley directors to 12.

John J. Mack, Chairman and Chief Executive Officer of Morgan Stanley, said, "Erskine Bowles brings to Morgan Stanley valuable experience and perspective from more than thirty years in the financial services industry, as well as distinguished service at the highest levels of government. Erskine is an accomplished banker with a track record of building successful financial services companies, and throughout his career has shown the judgment, integrity and leadership that will make him an ideal addition to the Board."

Miles L. Marsh, Morgan Stanley's Lead Director, said, "Erskine's entrepreneurial success gives him a keen understanding of the financial services industry and his public service experience adds a broad perspective on the forces shaping the global economy. We are pleased that Erskine has agreed to join the Morgan Stanley Board and believe his talents and experience will be an excellent addition as the Board seeks to uphold the highest standards of corporate governance."

Mr. Bowles, 60, was elected president of the 16-campus, 196,000-student University of North Carolina in October 2005, and will assume the office January 1, 2006. He currently serves as a senior advisor to Carousel Capital LLC, a merchant bank he founded. He is a director of

General Motors Corporation, Cousins Properties Incorporated and North Carolina Mutual Life Insurance Company.

Mr. Bowles began his financial services career in corporate finance at Morgan Stanley, where he worked from 1969 to 1972. He then helped start the investment banking boutique of Bowles Hollowell & Conner, where he ultimately became Chairman. After founding Carousel Capital in 1996, he helped to build it into one of the largest private investment firms in the Southeast. From 1999 to 2001, he was a General Partner at the private investment firm of Forstmann Little & Company.

Mr. Bowles' public service has included serving the Clinton Administration as head of the Small Business Administration, and in the White House as Deputy Chief of Staff and later as Chief of Staff. He served as United Nations Deputy Special Envoy for Tsunami Recovery, with rank of Under Secretary General, from March 2005 to August 2005.

He holds an MBA from Columbia Business School and an undergraduate degree from the University of North Carolina at Chapel Hill.

Morgan Stanley is a global financial services firm and a market leader in securities, investment management and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.



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